Exhibit 99.1
BALLY’S CORPORATION REPORTS FIRST QUARTER 2026 RESULTS

PROVIDENCE, R.I., - May 18, 2026 - Bally’s Corporation (NYSE: BALY) (“Bally’s” or the “Company”) today reported financial results for the first quarter ended March 31, 2026.

First Quarter 2026 and Recent Highlights

•Consolidated revenue of $755.7 million increased 28.3% year over year
•Casinos & Resorts revenue of $379.7 million, up 8.1% year over year benefitting from The Queen Casino & Entertainment (“Queen”) transaction completed in February 2025, as well as organic growth
•Bally's Intralot B2C revenue of $239.9 million, up 31.0% year over year driven by strong performance in the UK, as well as the addition of Intralot's B2C business
•North America Interactive revenue of $60.5 million, up 35.9% year over year, reflecting wagering revenue growth across all verticals
•In February, Bally’s entered into a new $1.1 billion credit facility due 2031 and completed the previously announced sale and leaseback of the real estate assets of its Lincoln Casino Resort to GLP Capital L.P.
◦The Company used proceeds from the Intralot transaction, as well as a portion of the proceeds from the new term loan facility and the Lincoln Casino Resort sale-leaseback transaction to fully repay its previously outstanding $1.47 billion term loan due 2028

Summary of Financial Results

	Successor		Predecessor
(in thousands)	Three Months Ended March 31, 2026	Period from February 8, 2025 to March 31, 2025	Period from January 1, 2025 to February 7, 2025
Revenue:
Casinos & Resorts	$379,728	$226,851	$124,299
Bally’s Intralot B2B	73,956	4,883	3,720
Bally’s Intralot B2C	239,938	107,867	75,265
North America Interactive	60,456	27,557	16,941
Corporate & Other	1,644	1,536	273
Total	$755,722	$368,694	$220,498

Robeson Reeves, Bally’s Chief Executive Officer, commented, “We delivered solid first quarter results across the enterprise and continue to make progress on growing and diversifying our global footprint, delivering on operational synergies and strengthening our balance sheet. We believe economic conditions in areas where we operate remain stable and are confident in our ability to leverage our operational expertise and capital resources to deliver on our highly anticipated growth projects.

“Domestically, we continue to make substantial progress on Bally’s Chicago – the only casino in the city limits of Chicago and the largest in the state of Illinois. In April, we celebrated the “topping out” of the project with the completion of the structural steel. The permanent casino will feature approximately 3,400 slots, over 170 table games, a 500-room hotel tower, a 3,000-seat theater, ten food and beverage venues and a river-side public park.

“Following the official receipt of our Gaming Facility License from the New York State Gaming Commission, we are thrilled to move forward with Bally’s Bronx. Representing a $4.0 billion investment, this integrated resort is the largest private development in the borough’s history. During the first quarter, we finalized critical capital allocations and land acquisitions to pave the way for construction. This included the $500 million statutory New York license fee payment, a $115 million contingent consideration for the golf course concession, and the securing of approximately 16 acres of parkland designated for the resort's footprint. Expected to open by 2030, Bally’s Bronx will be a world-class destination delivering broad community benefits. The 3-million-square-foot facility will feature a premier gaming floor, a luxury 500-room hotel, a 2,000-seat event center, and an 18-hole golf course. As a landmark project for the region, it will drive tremendous local opportunity – creating thousands of jobs and delivering over $765 million in dedicated community benefits.

“We also continue to move forward with our development of Bally’s Las Vegas on the former Tropicana site, sharing a 35-acre campus with Major League Baseball’s Las Vegas Athletics. This multi-phased project will feature an exciting mix of sports, casino, retail, dining, and immersive entertainment experiences with over 500,000 square feet of space and direct access to the ballpark. Construction of the A’s stadium is well underway to support the team’s 2028 season opening, while we are in active discussions with potential partners for exciting entertainment and retail offerings.

“On the interactive side, Bally’s Intralot saw strong performance, particularly in our UK region and B2C business. We are now over seven months into the integration of Bally’s International Interactive and Intralot and the teams have come together well, sharing common strategy and priorities while tracking in line with our synergy plan. While the higher UK remote gaming duty went into effect on April 1st, our UK business has been robust, and we remain confident in the gaming tax increase mitigation plan we disclosed last year. In this regard, during the first quarter we saw increasing active player numbers and grew revenue 10.5% year over year in constant currency.

“In the fourth quarter of 2025, following confirmation of suitability by Australian regulators, Bally’s converted its loan to The Star Entertainment Group Limited (“Star”) into a 38% equity interest. Bally’s management team is lending valuable expertise and support to Star and we’re seeing both revenue and cost initiatives gain good traction. In early May, Star announced the full refinancing of its prior debt with a US$390 million facility from WhiteHawk Capital Partners, substantially increasing the company’s liquidity and setting the stage for a continued recovery.

“In summary, our strategic initiatives are creating a scaled, growing, global omni-channel provider of retail and online experiences and we are aggressively pursuing and executing on the many growth opportunities before us.”

First Quarter Financial Review

First quarter 2026 Casinos & Resorts revenue of $379.7 million rose 8.1% year over year, reflecting the addition of our Queen properties in February 2025. Year-over-year growth was notably strong at Bally’s Baton Rouge (formerly the Belle of Baton Rouge) which opened landside in December 2025, as well as Marquette that moved landside in February 2026. Casinos & Resorts also saw strong growth in the Company’s properties in Chicago and Quad Cities, partially offset by elevated competition in Shreveport and Dover. Overall, Bally’s properties grew at a higher rate in the first quarter than competitors in our relevant markets. Casinos & Resorts Segment Adjusted EBITDAR grew 1.2% year over year to $96.2 million reflecting the first quarter 2026 revenue increase, partially offset by elevated competition and allocation of approximately $1.6 million of additional shared services costs from Corporate to Casinos & Resorts to better align with our business structure.

First quarter 2025 Bally’s Intralot B2C revenue reflects continued strength in our U.K. operations. U.K. online revenue rose 10.5% in constant currency versus the first quarter of 2025, driven by a significant increase in new player volumes. During the quarter, we saw reduced marketing from weaker operators upon the tax increase announcement and our UK iGaming revenue growth in the first quarter outpaced that of our competitors. Revenues in Spain remained stable delivering 1.7% year over year in constant currency. Year over year growth in the Bally’s Intralot B2C segment was further supported by the inclusion of Intralot’s B2C starting in the fourth quarter of 2025.

The Bally’s Intralot B2B segment includes Intralot’s B2B and B2G operations following the completion of the Intralot transaction in the fourth quarter of 2025. Prior year first quarter revenue and Segment Adjusted EBITDAR represent a royalty cash flow stream related to a divested business. Legacy Intralot B2B business saw essentially flat EBITDAR year over year, despite a revenue decline in the US due to softer lottery activity. Bally’s presentation of Bally’s Intralot B2B Segment Adjusted EBITDAR under US GAAP includes $7.5 million of negative IFRS to US GAAP adjustments due to different accounting treatment of software development costs and leases.

Revenue for our North America Interactive segment of $60.5 million rose 35.9% year-over-year in the first quarter and recorded negative Segment Adjusted EBITDAR of $7.1 million, a $0.9 million improvement over prior year. This reflected the impact of top line growth across all verticals. Revenue, customer retention and cost management initiatives implemented by the new North America Interactive leadership team are bearing the positive results we anticipated.
Reconciliation of GAAP Measures to Non-GAAP Measures

To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, Bally’s has included in this earnings release non-GAAP financial measures for consolidated Adjusted EBITDA and Segment Adjusted EBITDAR, which exclude certain items described below. The reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below.

“Adjusted EBITDA” is earnings, or loss, for Bally’s, or where noted Bally’s reportable segments, before, in each case, interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, and certain other gains or losses as well as, when presented for Bally’s reportable segments, an adjustment related to the allocation of corporate costs among segments.

“Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of the Bally’s casinos. For the Bally's Intralot B2B, Bally's Intralot B2C, North America Interactive, and Other segments, Segment Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

Management has historically used consolidated Adjusted EBITDA and Segment Adjusted EBITDAR when evaluating operating performance because Bally’s believes that these metrics are necessary to provide a full understanding of Bally’s core operating results and as a means to evaluate period-to-period performance. Management also believes that consolidated Adjusted EBITDA and Segment Adjusted EBITDAR are measures that are widely used for evaluating operating performance of companies in Bally’s industry and a principal basis for valuing such companies as well. Adjusted EBITDAR is used outside of our financial statements solely as a valuation metric. Management believes Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. Consolidated Adjusted EBITDA and segment Adjusted EBITDAR should not be construed as alternatives to GAAP net income as an indicator of Bally’s performance. In addition, Adjusted EBITDA or Segment Adjusted EBITDAR as used by Bally’s may not be defined in the same manner as other companies in Bally’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

About Bally’s Corporation

Bally’s (NYSE: BALY) is a fast-growing global entertainment brand with 19 casinos across 11 U.S. states and one casino in Newcastle, UK, along with a golf course in New York and horse racetracks in Colorado and forthcoming in Wyoming. Bally’s also owns Bally Bet, a first-in-class sports betting and igaming platform licensed in 14 jurisdictions in North America. Bally’s holds a majority interest in Bally’s Intralot S.A. (ATSE: BYLOT), a leading lottery solutions supplier and gaming operator active in 39 jurisdictions worldwide. Bally's casino operations include approximately 17,700 slot machines, 630 table games, and 3,950 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas, has been awarded a license to build a full-scale casino and resort in The Bronx, New York, and an integrated destination resort in Chicago, Illinois. Bally’s is the first publicly traded gaming company to achieve Minority Business Enterprise (MBE) certification through the National Minority Supplier Development Council (NMSDC). Bally’s has over 12,000 employees across the world, recognized for their innovation, energy, and dedication to creating thrilling gaming experiences.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (“SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include those included in Bally’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute Bally’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Investor Contact	Media Contact
Mira Mircheva	Joseph Jaffoni, Christin Armacost
Chief Financial Officer	JCIR
401-475-8564	212-835-8500
ir@ballys.com	baly@jcir.com

Revenue and Segment Adjusted EBITDAR (unaudited)

	Successor		Predecessor
(in thousands)	Three Months Ended March 31, 2026	Period from February 8, 2025 to March 31, 2025	Period from January 1, 2025 to February 7, 2025
Revenue:
Casinos & Resorts	$379,728	$226,851	$124,299
Bally’s Intralot B2B	73,956	4,883	3,720
Bally’s Intralot B2C	239,938	107,867	75,265
North America Interactive	60,456	27,557	16,941
Corporate & Other	1,644	1,536	273
Total	$755,722	$368,694	$220,498

Adjusted EBITDAR(2)
Casinos & Resorts	$96,196	$71,540	$23,554
Bally’s Intralot B2B	15,116	4,883	3,720
Bally’s Intralot B2C	87,092	43,312	25,220
North America Interactive	(7,137)	(2,345)	(5,661)
Corporate & Other	(12,336)	(9,703)	(6,774)

	Successor	Pro Forma Combined(1)
(in thousands)	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Revenue:
Casinos & Resorts	$379,728	$370,988
Bally’s Intralot B2B	73,956	8,603
Bally’s Intralot B2C	239,938	183,132
North America Interactive	60,456	46,536
Corporate & Other	1,644	1,809
Total	$755,722	$611,068

Adjusted EBITDAR(2)
Casinos & Resorts	$96,196	$100,569
Bally’s Intralot B2B	15,116	8,603
Bally’s Intralot B2C	87,092	68,532
North America Interactive	(7,137)	(6,587)
Corporate & Other	(12,336)	(17,788)
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(1) Proforma combined financial information represents combined Bally’s and Queen results for the periods presented. The Company believes proforma combined information will be beneficial to investors as it provides a baseline for comparative future results of the combined company. Refer to tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated in accordance with GAAP.
(2) Segment Adjusted EBITDAR is Bally’s reportable segment GAAP measure and its primary measure for profit or loss for its reportable segments. “Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of the Bally’s casinos. For the Bally’s Intralot B2C, Bally’s Intralot B2B, North America Interactive and Corporate & Other segments, Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

Supplemental Unaudited Condensed Combined Financial Information

The supplemental unaudited financial information below combines the historical results of operations of Bally’s and Queen for the periods presented and has been prepared to reflect the merger as if they had occurred on January 1, 2025.

2025 CONDENSED COMBINED INCOME STATEMENT INFORMATION

	Bally’s		Queen
	Successor	Predecessor
(in thousands)	Period from February 8, 2025 to March 31, 2025	Period from January 1, 2025 to February 7, 2025	Period from January 1, 2025 to February 7, 2025	Combined Three Months Ended March 31, 2025
Revenue:
Casinos & Resorts	$226,851	$124,299	$19,838	$370,988
Bally’s Intralot B2B	4,883	3,720	—	8,603
Bally’s Intralot B2C	107,867	75,265	—	183,132
North America Interactive	27,557	16,941	2,038	46,536
Corporate & Other	1,536	273	—	1,809
	$368,694	$220,498	$21,876	$611,068

Adjusted EBITDAR
Casinos & Resorts	$71,540	$23,554	$5,475	$100,569
Bally’s Intralot B2B	4,883	3,720	—	8,603
Bally’s Intralot B2C	43,312	25,220	—	68,532
North America Interactive	(2,345)	(5,661)	1,419	(6,587)
Corporate & Other	(9,703)	(6,774)	(1,311)	(17,788)

Selected Financial Information (unaudited)

Balance Sheet Data

(in thousands)	March 31, 2026 (Successor)	December 31, 2025 (Successor)
2026 Term Loans	$1,100,000	$—
Term Loan Facility(1)	—	1,472,594
Intralot British Term Loan	527,472	538,720
Intralot Greek Term Loan	229,305	234,962
Revolving Credit Facility	303,750	—
Intralot 6.00% Greek Retail Bond due 2029	149,048	152,726
Fixed Rate Senior Notes:
5.625% Senior Notes due 2029	750,000	750,000
5.875% Senior Notes due 2031	735,000	735,000
Intralot 6.75% Senior Secured Notes due 2031	687,916	704,886
Intralot Floating Rate Senior Notes due 2031(2)	343,958	352,443
Intralot Supplemental Indenture	2,377	2,436
Less: Unamortized original issue discount	(53,976)	—
Less: Unamortized fair value adjustment(3)	(367,749)	(443,110)
Long-term debt, including current portion	4,407,101	4,500,657
Less: Current portion of Term Loan, and Intralot Greek Term Loan	(17,198)	(37,344)
Long-term debt, net of discount and deferred financing fees; excluding current portion	$4,389,903	$4,463,313

Cash Flow Data

	Successor		Predecessor
(in thousands)	Three Months Ended March 31, 2026	Period from February 8, 2025 to March 31, 2025	Period from January 1, 2025 to February 7, 2025
Capital Expenditures	$38,864	$30,457	$16,424
Cash paid for capitalized software	9,880	10,611	2,315
Acquisition of gaming licenses	500,000	—	—
Cash payments associated with triple net operating leases(2)	63,352	29,705	14,877
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(1)    The Company has entered certain currency swaps to synthetically convert $500 million of its Term Loan Facility to €461.6 million fixed-rate Euro-denominated instrument due October 2028 paying a weighted-average fixed-rate coupon of approximately 6.69% per annum. The Company also entered certain currency swaps to synthetically convert $200 million notional amount of its floating rate Term Loan Facility to an equivalent £159.2 million GBP-denominated floating rate instrument with tenor of the swap instrument due October 2026. Additionally, as part of the Company’s risk management program, to further manage the Company’s exposure to interest rate movements, the Company entered into an additional $1.0 billion notional in interest rate swap contract arrangements to fix interest rates until 2028.
(2)    Consists of payments made in connection with Bally’s triple net operating leases, as defined above.